Exhibit 4.3

DATED 24 July 2000

SECOND SUPPLEMENTAL AGREEMENT

relating to
a Revolving Credit Facility of up
to £750,000,000

to

BRITISH SKY BROADCASTING GROUP PLC

Guaranteed by

CERTAIN SUBSIDIARIES OF
BRITISH SKY BROADCASTING GROUP PLC

Arrangers

TORONTO DOMINION BANK EUROPE LIMITED
and
CITIBANK, N.A.

Agent

THE TORONTO-DOMINION BANK

Norton Rose

Contents

Clause		Page

1	Interpretation	1
2	Amendments to the Principal Agreement	1
3	Representations and warranties	2
4	Expenses	3
5	Effective Date	4
6	Miscellaneous	4
7	Governing Law	4
Schedule 1 Guarantors		5

THIS SECOND SUPPLEMENTAL AGREEMENT is dated                     , 2000 and made BETWEEN:

(1)	BRITISH SKY BROADCASTING GROUP PLC as Borrower;

(2)	THOSE SUBSIDIARIES OF BRITISH SKY BROADCASTING GROUP PLC whose names and registered offices or principal places of business are set out in schedule 1 as Guarantors; and

(3)	THE TORONTO-DOMINION BANK as Agent (in accordance with clause 18.2 (Amendment; waivers) of the Principal Agreement).

WHEREAS:

(A)	This Second Supplemental Agreement is supplemental to an agreement dated 29th June 1999, made between British Sky Broadcasting Group plc as Borrower (1), the companies whose names and registered offices are set out in schedule 1 thereto as Guarantors (2), Toronto Dominion Bank Europe Limited and Citibank, N.A. as Arrangers (3), the Banks as lending Banks (4) and The Toronto-Dominion Bank as Agent (5), whereby the Banks agreed to make available to the Borrower a revolving credit facility of up to £750,000,000 upon the terms and subject to the conditions therein contained (the agreement, as amended by a supplemental agreement dated 23 February 2000 between the same parties as the parties to this Second Supplemental Agreement, being the “Principal Agreement”).

(B)	The Borrower and each of the Guarantors have requested that the Principal Agreement be amended to the extent set out in this Second Supplemental Agreement.

NOW IT IS HEREBY AGREED as follows:

1	Interpretation

1.1	Definitions in Principal Agreement

Unless the context otherwise requires and save as mentioned below, words and expressions defined in the Principal Agreement shall have the same meanings when used in this Second Supplemental Agreement. In this Second Supplemental Agreement, the expression the “Second Supplemental Agreement” shall mean this Second Supplemental Agreement and the expression the “Effective Date” shall have the meaning given to it in clause 5.1.

1.2	Interpretation of Principal Agreement

References in the Principal Agreement to “this Agreement” shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended by this Second Supplemental Agreement and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Principal Agreement shall be construed accordingly.

1.3	Incorporation of certain references

Clauses 1.3, 1.4 and 1.5 of the Principal Agreement shall be deemed to be incorporated in this Second Supplemental Agreement in full, mutatis mutandis.

2	Amendments to the Principal Agreement

2.1	Clause 1.2 of the Principal Agreement shall, with effect from the Effective Date, be amended as follows:

(a)	the definition of “EBITDA” shall be amended by replacing “30 June 2001” with “30 June 2002” in paragraph (2)

2.2	Clause 12.3(a) of the Principal Agreement shall, with effect from the Effective Date, be amended as follows:

(a)	Column (2) of the table showing Total Consolidated Senior Debt against Annualised EBITDA will be amended as follows:

(i)	The ratio for the period 1 July 2000 - 31 December 2000 will be amended from 5.00:1 to 6.00:1

(ii)	The ratio for the period 1 January 2001 - 30 June 2001 will be amended from 5.00:1 to 6.00:1

2.3	Clause 12.3(b) of the Principal Agreement shall, with effect from the Effective Date, be amended as follows:

(a)	Column (2) of the table showing interest cover on Total Consolidated Senior Debt against Annualised EBITDA will be amended as follows:

(i)	The ratio for the period 1 July 2000 - 31 December 2000 will be amended from 2.75:1 to 2.25:1

(ii)	The ratio for the period 1 January 2001 - 30 June 2001 will be amended from 2.75:1 to 2.25:1

(iii)	The ratio for the period 1 July 2001 - 31 December 2001 will be amended from 3.00:1 to 2.75:1

(iv)	The ratio for the period 1 January 2002 - 30 June 2002 will be amended from 3.00 to 2.75:1

3	Representations and warranties

3.1	Each Obligor represents and warrants to each of the Banks, Arrangers and Agent (the Borrower in respect of itself and its Subsidiaries and each other Obligor in respect of itself only) that:

3.1.1	Corporate power

the Borrower and each Guarantor has power to execute, deliver and perform its obligations under this Second Supplemental Agreement and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of this Second Supplemental Agreement;

3.1.2	Binding obligations

this Second Supplemental Agreement constitutes valid and legally binding obligations of the Borrower and each of the Guarantors enforceable in accordance with its terms to the extent permitted by applicable law;

3.1.3	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Second Supplemental Agreement by the Borrower and each of the Guarantors will not (i) contravene, in any material respect, any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrower and each Guarantor is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default

under, any agreement or other instrument to which the Borrower or any of the Guarantors is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the Borrower’s or any of the Guarantors’ constitutive documents or (iv) result in the creation or imposition of or oblige the Borrower or any of the Guarantors to create any Encumbrance on the Borrower’s or any of the Guarantor’s undertakings, assets, rights or revenues;

3.1.4 Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Borrower or any of the Guarantors to authorise, or required by the Borrower or any of the Guarantors in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Second Supplemental Agreement or the performance by the Borrower or any of the Guarantors of their respective obligations under this Second Supplemental Agreement has been obtained or made and is in full force and effect in all material respects and there has been no default in the observance of the material conditions or restrictions (if any) imposed in, or in connection with, any of the same;

3.1.5 No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Second Supplemental Agreement that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to this Second Supplemental Agreement and this Second Supplemental Agreement is in proper form for its enforcement in the courts of each Relevant Jurisdiction.

3.2    Repetition

The representations and warranties in clause 3.1 shall be deemed to be repeated by the Borrower and each of the Guarantors on and as of each date of drawing of an Advance as if made with reference to the facts and circumstances existing on each such day.

4      Expenses

4.1    Expenses

The Borrower shall pay to Agent within 14 days of demand all reasonable expenses (including legal fees) properly incurred by the Arrangers and the Agent in connection with the negotiation, preparation and execution of this Second Supplemental Agreement.

4.2    Stamp and other duties (general)

The Borrower shall pay all stamp, documentary, registration or other like duties or Taxes (including any such duties or Taxes payable by, or assessed on, each of the Banks, Arrangers and Agent) imposed in the UK or in any other jurisdiction in which any party to this Agreement (other than the Banks, the Arrangers and the Agent) is incorporated on or in connection with this Second Supplemental Agreement and shall indemnify each of the Banks, Arrangers and Agent against any liability arising by reason of any delay or omission by the Borrower to pay such duties or Taxes.

5	Effective Date

5.1	Conditions precedent documentation

The amendments to be made to the Principal Agreement by this Second Supplemental Agreement shall take effect on and from the date (the “Effective Date”) on which the Agent notifies the other parties to this Second Supplemental Agreement that the Agent has received the documents referred to in (a), (b) and (c) below in form and substance satisfactory to it:

(a)	a certificate from the Company Secretary or a Director of the relevant company attaching the Memorandum and Articles of Association or equivalent constitutional documents of the Borrower and each of the Guarantors or confirmation that the same have not been amended from the forms delivered to the Agent pursuant to the Principal Agreement;

(b)	a copy, certified as a true copy by the Company Secretary or Director of the Borrower and each of the Guarantors, of resolutions of the Board of Directors of that Borrower or Guarantor evidencing approval of this Second Supplemental Agreement and authorising its appropriate officers to execute and deliver the same; and

(c)	specimen signatures, authenticated by the Company Secretary or a Director of the relevant company of the persons authorised in the resolutions of the Board of Directors referred to in paragraph (b), above.

6	Miscellaneous

6.1	Continuation of Principal Agreement

Save as amended by this Second Supplemental Agreement, the provisions of the Principal Agreement shall continue in full force and effect and the Principal Agreement and the relevant provisions of this Second Supplemental Agreement shall be read and construed as one instrument.

6.2	Counterparts

This Second Supplemental Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

7	Governing Law

This Second Supplemental Agreement shall be governed by English law.

      IN WITNESS whereof the parties hereto have caused this Second Supplemental Agreement to be duly executed the day and year first above written.

Schedule 1

Guarantors

British Sky Broadcasting Limited

Grant Way

Isleworth
Middlesex TW7 5QD

No. 2906991

Sky Subscribers Services Limited

Grant Way

Isleworth
Middlesex TW7 5QD

No. 2340150

The Borrower

SIGNED for and on behalf of

BRITISH SKY BROADCASTING
GROUP PLC

by:	/s/ M. D. Stewart

The Guarantors

SIGNED for and on behalf of

BRITISH SKY BROADCASTING
LIMITED

by:	/s/ M. D. Stewart

SIGNED for and on behalf of

SKY SUBSCRIBERS SERVICES
LIMITED

by:	/s/ M. D. Stewart

The Agent

SIGNED for and on behalf of

THE TORONTO-DOMINION
BANK

by:	/s/ Howard Baker